Exhibit 99.1

PRESS RELEASE

Media Contact:

Kurt Wulff

kwulff@relivinc.com

636-733-1433

Reliv International Announces Executive Promotions

CHESTERFIELD, MO, July 2, 2018 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promotes optimal health, today announced a series of internal executive promotions.

Tom Pinnock to President of Sales and Marketing

For over three decades, Tom has built and led an organization of tens of thousands of Reliv Distributors. From 1992-1994 he held the position of Senior Vice President of Sales, returning to the field from 1994-2017. For the past 18 months, he has served as Executive Vice President of Sales and Marketing at the corporate office.

“Tom’s role going forward will be to continue to motivate and lead the field, as well as define and teach sales strategies that are relevant in today’s direct selling and wellness industries,” said Reliv Chief Executive Officer Ryan Montgomery. “Tom brings a unique skillset to his position in that he knows the mindset of Distributors and is also experienced to lead from the corporate office.”

R. Scott Montgomery to President of Operations and International, Reliv Kalogris Foundation Chairman

Previously President of Reliv Asia-Pacific and Chairman of the Reliv Kalogris Foundation, Scott has 30 years of experience with Reliv, from operations and marketing to international development.

“Scott is very connected and involved with the direct selling industry and its trends,” said Reliv CEO Ryan Montgomery. “Going forward, Scott is the perfect leader to oversee Reliv’s operations and manage the international markets, as well as offer tremendous experience and input for the sales and marketing effort.”

Debra Hellweg to Senior Vice President and Chief Operating Officer

Debra joined Reliv in 2004 to establish and manage the Internal Audit Department. She was appointed Vice President of Operations in 2008 and was responsible for additional departments including IT, Human Resources, the Distributor Services Center and Travel. Additional leadership roles include various purchasing functions and Distributor compliance.

“Debra understands the Distributor environment and has been integral with leading projects to modernize Reliv and its information technology and tools,” said Reliv CEO Ryan Montgomery.

Kurt Wulff to Senior Vice President of Marketing

Kurt joined Reliv in 1999 and was promoted to Vice President in 2005. He is responsible for the management and strategic direction of the marketing staff at corporate headquarters and oversight for international marketing efforts.

“In today’s technology age, Kurt has been instrumental with devising, coordinating and leading projects that are necessary to not only compete in today’s online world, but are innovative and stay ahead of marketing trends,” said Reliv CEO Ryan Montgomery.

Jim Lahm to Vice President of Information Technology

“For the past decade, Jim has run the IT department and continues to push Reliv’s systems forward,” said Reliv CEO Ryan Montgomery. “He continues to upgrade every component of our commission system, as well as provide information and metrics for management. Jim understands the technology needs of Distributors and is always thinking of ways to improve the ways we deliver information and tools, and he was key to the development of Reliv’s new mobile application.”

Steve Albright to continue as Senior Vice president and Chief Financial Officer

“For 26 years, Steve has done tremendous work to manage Reliv’s finance and public company accounting in the U.S. and 15 international markets,” said Reliv CEO Ryan Montgomery. ”Steve continues to be a huge asset for Reliv and its financial strategies and corporate structure going forward.”

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition and targeted solutions. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.